Exhibit 4.1

FORM OF AMENDMENT TO WARRANT

This Second Amendment to Common Stock Purchase Warrant (this “Amendment”) is entered into and shall become effective as of the date on which INmune Bio Inc. a Nevada corporation (the “Company”) receives both (i) payment of the Amendment Consideration (as defined below) and (ii) a duly executed copy of this Amendment from the undersigned holder (“Holder”) (such date, the “Effective Date”).

WHEREAS, the Holder is the holder of that certain warrant issued by the Company to the Holder on April 24 or April 29, 2024 (the “Warrant”);

WHEREAS, the Company and the Holder desire to amend the Warrant as more particularly set forth below in exchange for the Amendment Consideration; WHEREFORE, the parties do hereby agree as follows:

1. The portion of the Warrant’s first paragraph:

“and on or prior to 5:00pm (New York City time) on June 30, 2026,”

is hereby amended and replaced with the following:

“and on or prior to 5:00pm (New York City time) on December 31, 2027”

2. As consideration for this Amendment, the Company has granted the Holder the option to exercise 50% of the warrant for a reduced exercise price of $1.40 per share of Common Stock and the Holder elected to exercise 50% of the warrant for such reduced price and has paid the Company such reduced exercised price (the “Amendment Consideration”). The effectiveness of this Amendment is expressly conditioned upon the Company’s receipt of the full Amendment Consideration.

3. The Holder must execute and return this Amendment to the Company, together with the Amendment Consideration, no later than June 30, 2026 (the “Execution Deadline”). If the Holder does not execute and return this Amendment, together with the Amendment Consideration, to the Company by the Execution Deadline, this Amendment shall be null and void and of no force or effect.

4. Except as expressly amended herein, all terms and conditions of the Warrant shall remain in full force and effect.

5. This Amendment shall be governed by and construed in accordance with the laws governing the Warrant.

6. This Amendment may be executed in counterparts, each of which shall be deemed an original, and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

INmune Bio Inc.

By:
Name:
Title:

Holder:

By:
Name:
Title: